FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Michael Weitz 203-352-8642
Michael Guido, CFA 203-352-8779
	Media:	Matthew Altman 203-352-1177

WWE® Reports Third Quarter 2021 Results

Raises Full Year 2021 Guidance

Third Quarter 2021 Highlights*

* (All comparisons are versus the prior year period unless stated otherwise)

•

Revenue was $255.8 million, an increase of 15% or $34.2 million,  primarily driven by higher ticket sales and, to a lesser extent, venue merchandise sales, resulting from the Company’s return to ticketed live events, including SummerSlam

•

Operating income was $64.0 million, an increase of 1% or $0.6 million, benefitting from the growth in revenue and the absence of COVID-associated severance expense as compared to the prior year. This benefit was largely offset by higher television and event-related production expense

•	Adjusted OIBDA[1] was $77.9 million, a decrease of 8% or $6.4 million. Adjusted OIBDA in the prior year quarter excludes COVID-associated severance expense
•

WWE returned to live event touring beginning July 16, 2021, with strong demand for tickets that outpaced expectations. WWE live events in North America attracted the highest quarterly average attendance in more than a decade

•

SummerSlam was held at Allegiant Stadium in Las Vegas in front of a record-breaking, sold-out crowd of more than 51,000 fans. As the most watched SummerSlam in the Company’s history, the event also set a record for sponsorship and grew merchandise sales by 155% compared with 2019’s SummerSlam

•	Digital video views were a record 12.8 billion, an increase of 39%, and hours consumed were a record 411 million, an increase of 20%, across digital and social platforms[2]
•	Return of capital to shareholders totaled $31.0 million, including $21.9 million in share repurchases and $9.1 million in dividends paid

•	Business Outlook[3]

* (All comparisons are versus the prior year period unless stated otherwise)

•

In January, the Company issued Adjusted OIBDA guidance of $270 million to $305 million for the full year 2021. Based on outperformance to-date and revised expectations for the full year, the Company is raising its guidance. Adjusted OIBDA is now expected to be within a range of $305 million to $315 million with the staging of only one large-scale international event. The revised full year guidance implies fourth quarter Adjusted OIBDA of $75 million to $85 million as compared to $51.2 million in the fourth quarter 2020. The year-over-year increase in fourth quarter 2021 is driven by the staging of one large-scale international event, which the Company was unable to stage in fourth quarter 2020

November 4, 2021 - WWE (NYSE: WWE) today announced financial results for its third quarter ended September 30, 2021.

“During the third quarter, we returned to live event touring with record average attendance, driving our better-than-expected performance,” said Vince McMahon, WWE Chairman & CEO. “Even with only one large-scale international event due to COVID-related circumstances, we will exceed our previous financial guidance given the overall strength in each of our business lines. We think our performance highlights the strength of our brand globally and supports our belief that we are well-positioned to maximize the value of our content and drive long-term shareholder value.”

Kristina Salen, WWE Chief Financial Officer, added “In the quarter, our better-than-expected revenue of $255.8 million and Adjusted OIBDA of $77.9 million reflected robust demand for our live events as we returned to touring and attracted average attendance above 2019 levels. Even with only one large-scale international event this year, we are raising our full-year 2021 Adjusted OIBDA guidance to a range of $305 million to $315 million.”

Third-Quarter Consolidated Results*

* (All comparisons are versus the prior year period unless stated otherwise)

Revenue was $255.8 million, an increase of 15% or $34.2 million, primarily driven by higher ticket sales and, to a lesser extent, venue merchandise sales, resulting from the Company’s return to ticketed live events, including SummerSlam.  Additionally, the contractual escalation of core content rights fees from the distribution of the Company’s flagship programs, Raw and SmackDown, was partially offset by a decrease in network revenue, driven by the timing of the recognition of content license fees associated with the delivery of WWE Network content to Peacock as compared to the recognition of subscription revenue in the prior year quarter.

Operating Income was $64.0 million, an increase of 1% or $0.6 million, benefitting from the growth in revenue (described above) and the absence of a $5.5 million COVID-associated severance expense as compared to the prior year. This benefit was largely offset by higher television and event-related production expense related to the Company’s weekly, in-ring content and SummerSlam as the Company returned to live event touring in July. In the prior year quarter, WWE produced a majority of weekly, televised content from its lower production cost training facility. The Company’s operating income margin decreased to 25.0% from 28.6%, driven by the increase in production expense  (described above).

Adjusted OIBDA (which excludes stock compensation) was $77.9 million, a decrease of 8% or $6.4 million.  Adjusted OIBDA in the prior year quarter excludes $5.5 million in COVID-associated severance expense (described above). The Company’s Adjusted OIBDA margin decreased to 30.5% from 38.0%.

Net Income was $43.5 million, or $0.52 per diluted share, a decrease from $48.2 million, or $0.57 per diluted share, in the third quarter 2020, reflecting after-tax unrealized gains of $5.2 million in the prior year quarter primarily related to the value of the Company’s DraftKings investment.

Cash flows generated by operating activities were $56.9 million, a decrease from $116.8 million, primarily driven by the timing of collections associated with our large-scale international events in the prior year quarter.

Free Cash Flow was $44.8 million, a decrease from  $110.8 million, driven by the decrease in operating cash flow primarily due to the change in working capital and, to a lesser extent, the increase in capital expenditures.4

Cash, cash equivalents and short-term investments were $449 million as of September 30, 2021.

Debt totaled $221 million as of September 30, 2021, including $200 million associated with the carrying value of convertible senior notes due 2023. The Company has no amounts outstanding under its revolving line of credit and estimates related debt capacity of approximately $200 million.

Return of Capital to Shareholders

The Company returned $31.0 million to shareholders in the third quarter 2021, including $21.9 million in share repurchases and $9.1 million in dividends paid. Under the Company’s existing share repurchase program,  nearly 432,000 shares were repurchased at an average price of $50.68 per share in the third quarter 2021, resulting in approximately $301 million remaining available for repurchase pursuant to the Company’s $500 million authorization. WWE intends to continue opportunistic repurchases under the program.

Basis of Presentation

For the nine-month period ended September 30, 2021, the Company’s consolidated pre-tax results included the impact of $8.1 million in severance expense. For the nine-month period ended September 30, 2020, the Company’s consolidated pre-tax results included $5.5 million in severance expense, partially offset by a net gain of $2.9 million related to certain equity investments, which included unrealized gains of $14.4 million primarily related to the Company’s DraftKings investment (which was subsequently sold in the fourth quarter 2020) partially offset by $11.5 million in impairment charges. For the three-month period ended September 30, 2020, the Company’s consolidated pre-tax results included the impact of $6.7 million of unrealized gains primarily related to the value of the Company’s DraftKings investment, partially offset by $5.5 million in severance expense. A reconciliation of Net Income to Adjusted Net Income for the three and nine-month periods ended September 30,  2021 and 2020 can be found in the supplemental schedule on page 13 of this release.

Results by Operating Segment*

* (All comparisons are versus the prior year period unless stated otherwise)

Media

Revenue was $202.7 million, an increase of 1% or $1.7 million, as the contractual escalation of core content rights fees from the distribution of the Company’s flagship programs, Raw and SmackDown, was partially offset by a decrease in network revenue, driven by the timing of the recognition of content license fees associated with the delivery of WWE Network content to Peacock in the current year quarter as compared to the recognition of subscription revenue in the prior year quarter.

Operating income was $79.2 million, a decrease of  16% or $15.3 million, primarily due to an increase in television production expense, driven by the return to live event touring in July 2021 versus production of televised content from the Company’s lower production cost training facility in the prior year quarter.

Adjusted OIBDA (which excludes stock compensation) was $85.6 million, representing a decrease of 16% or $16.1 million.

Live Events

Revenue was $28.0 million, an increase of more than 39x or $27.3 million, driven by an increase in ticket sales as the Company returned to staging ticketed live events and held a record-breaking, sold-out SummerSlam event in front of more than 51,000 fans.  The Company staged weekly, ticketed live events as well as a  live ticketed SummerSlam event for the first time since the onset of the COVID-19 outbreak in the first quarter 2020. There were 42 total ticketed live events in the current quarter, consisting of 38 events in North America and 4 events in international markets. With the return to live event touring, average attendance in the Company’s North America events (including SummerSlam) surpassed 8,300, representing the highest quarterly average attendance in more than a decade.

Operating income was $9.1 million, an increase of more than 3x or $13.5 million,  as the increase in ticket sales (described above) was partially offset by an increase in event-related expenses.

Adjusted OIBDA (which excludes stock compensation) was  $9.3 million, representing an increase of more than 3x or $13.4 million.

Consumer Products

Revenue was $25.1 million, an increase of 26% or $5.2 million, reflecting higher sales of merchandise at the Company’s live event venues driven by the return to ticketed live events, including a record-breaking SummerSlam event, in the quarter (described above).

Operating income was $7.2 million, an increase of 33% or $1.8 million,  reflecting the growth in revenue driven by an increase in venue-based merchandise sales resulting from the return to ticketed live events.

Adjusted OIBDA (which excludes stock compensation) was $7.5 million, representing an increase of 34% or $1.9 million.

Business Outlook3

In January, the Company issued Adjusted OIBDA guidance of $270 million to $305 million for the full year 2021. Based on outperformance to-date and revised expectations for the full year, the Company is raising its guidance. Adjusted OIBDA is now expected to be within a range of $305 million to $315 million with the staging of only one large-scale international event. The revised full year guidance implies fourth quarter Adjusted OIBDA of $75 million to $85 million as compared to $51.2 million in the fourth quarter 2020. The projected fourth quarter growth reflects the impact of staging one large-scale international event (which the Company was unable to stage in the fourth quarter 2020), contractual increases in media rights, and higher revenue and profits from the return to live event touring partially offset by an increase in operating expenses, including certain costs to support the creation of content.

Through the first nine months of 2021, WWE has incurred approximately $24 million in capital expenditures primarily related to the support of the Company’s technology infrastructure and the restart of the construction of its new headquarters. The Company continues to anticipate increased spending in the fourth quarter related to the construction of its new headquarters and to enhance WWE’s technology infrastructure. For the full year 2021, total capital expenditures are expected to be within a range of $60 million to $75 million. The revised range incorporates some potential for supply chain disruption and associated potential timing related changes in spending (and compares to the previous full-year guidance of $85 million to $105 million).

Notes

(1)

The definition of Adjusted OIBDA can be found in the Non-GAAP Measures section of the release on page 5. A reconciliation of three and nine-month periods ended September 30, 2021 and 2020 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release on page 14

(2)

Consumption includes videos viewed on third-party (Facebook, YouTube, Twitter, Instagram, Snapchat, TikTok, Twitch, etc.) and WWE platforms (WWE.com and WWE App, including the Free Version of WWE Network). Facebook consumption, which is a primary driver of the growth in digital consumption, reflected an increase in the related measurement window from 30 days, prior to 2Q21, to 6 months in 2Q21 and, effective 3Q21, the related measurement window reflected an increase from 6 months to 12 months. Facebook data in 2020 has not been adjusted; therefore, the change in measurement may have had a significant impact on the year-over-year comparison

(3)

The Company’s business model and expected results will continue to be subject to significant execution and other risks, including risks relating to the impact of COVID-19 on WWE’s business, results of operations and financial condition; entering, maintaining and renewing major distribution agreements; WWE Network;  uncertainties associated with international markets and risks inherent in large live events, and other risk factors disclosed in our annual report on Form 10-K for the year ended December 31, 2020. In addition, WWE is unable to provide a reconciliation of full year 2021 guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required

(4)

A reconciliation of three and nine-month periods ended September  30, 2021 and 2020 Free Cash Flow to Net cash provided by operating activities can be found in the Supplemental Information in this release on page 15

Non-GAAP Measures

The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring material items that otherwise would impact the comparability of results between periods. Adjusted OIBDA includes amortization and depreciation expenses directly related to supporting the operations of our segments, including content production asset amortization, depreciation and amortization of costs related to content delivery and technology assets utilized for the WWE Network, as well as amortization of right-of-use assets related to finance leases of equipment used to produce and broadcast our live events. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA is a primary measure used by media investors, analysts and peers for comparative purposes.

Adjusted OIBDA is a non-GAAP financial measure and may be different than similarly titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. Adjusted OIBDA (and other non-GAAP measures such as Adjusted Operating Income,  Adjusted Net Income and Adjusted EPS which are defined as the GAAP measures excluding certain nonrecurring, material items that impact the comparability between periods) should not be considered in isolation from, or as a substitute for, operating income, net income, EPS or other GAAP measures, such as operating cash flow, as an indicator of operating performance or liquidity.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. WWE views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash WWE’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, and payment of dividends.

Additional Information

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.  Note: As previously announced WWE will host a conference call at 5:00 p.m. ET on November 4,  2021, to discuss the Company's earnings results for the third quarter ended 2021. All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s website at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 3759105).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on November 4, 2021 at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE’s TV-PG programming can be seen in more than 900 million homes worldwide in 28 languages through world-class distribution partners including NBCUniversal, FOX Sports, BT Sport, Sony India and Rogers. The award-winning WWE Network includes all live pay-per-views, scheduled programming and a massive video-on-demand library and is currently available in more than 180 countries. In the United States, NBCUniversal’s streaming service, Peacock, is the exclusive home to WWE Network.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: the impact of the COVID-19 outbreak on our business, results of operations and financial condition; entering, maintaining and renewing major distribution and licensing agreements; a rapidly evolving media landscape; WWE Network; our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including without limitation, claims alleging traumatic brain injury; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness including our convertible notes; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the volatility of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Operating Segment Performance

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net Revenue:
Media	$202.7	$201.0	$678.6	$657.7
Live Events	28.0	0.7	37.7	19.2
Consumer Products	25.1	19.9	68.6	59.1
Total Net Revenue	$255.8	$221.6	$784.9	$736.0

Operating Income (Loss):
Media	$79.2	$94.5	$257.1	$265.4
Live Events	9.1	(4.4)	5.5	(12.1)
Consumer Products	7.2	5.4	21.3	15.9
Corporate (1)	(31.5)	(32.1)	(108.5)	(96.8)
Total Operating Income	$64.0	$63.4	$175.4	$172.4

Adjusted OIBDA:
Media	$85.6	$101.7	$278.4	$294.8
Live Events	9.3	(4.1)	6.1	(10.9)
Consumer Products	7.5	5.6	22.6	17.5
Corporate (1)	(24.5)	(18.9)	(77.2)	(66.4)
Total Adjusted OIBDA	$77.9	$84.3	$229.9	$235.0

(1)

During the three-month period ended September 30, 2021, corporate expense declined $0.6 million resulting from an absence of $5.5 million in COVID-associated severance expense (excluded in Adjusted OIBDA) recorded in the prior year quarter. During the nine-month period ended September 30, 2021, corporate expense increased $11.7 million, primarily driven by an increase in staff-related expense, including $8.1 million in severance expense (excluded in Adjusted OIBDA) primarily related to the combination of WWE’s television, digital and studios teams into one organization for a more unified content strategy and more streamlined content production. The Company’s policy is to include company-wide severance expense within corporate unallocated general and administrative expenses. The Company did not record any such expense during the three-month period ended September 30, 2021

World Wrestling Entertainment, Inc.

Operating Segment Performance

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Media Revenue:
Network (including pay-per-view) (1)	$43.1	$47.8	$184.0	$140.7
Core content rights fees (2)	141.3	132.4	422.8	398.5
Advertising and sponsorship (3)	16.1	18.1	50.4	48.8
Other (4)	2.2	2.7	21.4	69.7
Total Revenue	$202.7	$201.0	$678.6	$657.7

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Live Events Revenue:
North American ticket sales	$23.8	$—	$30.5	$15.2
International ticket sales	2.4	—	2.4	0.2
Advertising and sponsorship (5)	0.4	—	0.7	0.4
Other (6)	1.4	0.7	4.1	3.4
Total Revenue	$28.0	$0.7	$37.7	$19.2

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Consumer Products Revenue:
Consumer product licensing	$11.6	$10.8	$33.9	$28.2
eCommerce	8.2	9.1	28.1	27.7
Venue merchandise	5.3	—	6.6	3.2
Total Revenue	$25.1	$19.9	$68.6	$59.1

(1)

Network revenue consists of subscription fees from customers of WWE Network and license fees associated with the Company’s international licensed partner agreements, as well as revenue related to the distribution of the Company’s pay-per-view broadcasts. Effective March 18, 2021, network revenue includes content license fees associated with the domestic monetization of WWE Network. Network revenue for the nine-month period ended September 30, 2021, includes the upfront revenue recognition related to the delivery of certain WWE Network intellectual property rights

(2)

Core content rights fees consist primarily of licensing revenue from the distribution of the Company’s flagship programs, Raw and SmackDown, as well as its NXT programming, through global broadcast, pay television and digital platforms

(3)

Advertising and sponsorship revenue within the Media segment consists primarily of advertising revenue from the Company’s content on third-party social media platforms and sponsorship fees from sponsors who promote products utilizing the Company’s media platforms, including promotion on the Company’s digital websites and on-air promotional media spots

(4)

Other revenue within the Media segment reflects revenue from the distribution of other WWE content, including, but not limited to, certain live in-ring programming content in international markets, scripted, reality and other programming, as well as theatrical and direct-to-home video releases

(5)

Advertising and sponsorship revenue consists primarily of fees from advertisers and sponsors that promote products utilizing the Company’s live events (i.e., presenting sponsor of fan engagement events and advertising signage at events)

(6)

Other Live Events includes revenue from the sale of travel packages associated with the Company’s global live events, commissions earned through secondary ticketing, and revenue from events for which the Company receives a fixed fee

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net revenues	$255.8	$221.6	$784.9	$736.0
Operating expenses	139.0	108.0	437.2	400.8
Marketing and selling expenses	17.8	14.5	52.7	54.7
General and administrative expenses	24.9	25.2	87.8	75.9
Depreciation and amortization	10.1	10.5	31.8	32.2
Operating income	64.0	63.4	175.4	172.4
Interest expense	8.5	9.2	25.5	26.5
Other income, net	0.3	7.0	0.7	5.1
Income before income taxes	55.8	61.2	150.6	151.0
Provision for income taxes	12.3	13.0	34.1	32.8
Net income	$43.5	$48.2	$116.5	$118.2

Earnings per share:
Basic	$0.57	$0.62	$1.52	$1.53
Diluted	$0.52	$0.57	$1.37	$1.40

Weighted average common shares outstanding:
Basic	76.1	77.7	76.6	77.5
Diluted	84.3	84.1	85.2	84.4
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.36	$0.36

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$271.0	$462.1
Short-term investments, net	177.7	131.3
Accounts receivable, net	125.5	52.0
Inventory	7.3	8.4
Prepaid expenses and other current assets	28.5	73.1
Total current assets	610.0	726.9
Property and equipment, net	160.7	161.5
Finance lease right-of-use assets, net	297.3	310.8
Operating lease right-of-use assets, net	10.4	13.5
Content production assets, net	10.1	15.4
Investment securities	11.3	11.1
Deferred income tax assets, net	19.8	10.1
Other assets, net	47.0	48.0
Total assets	$1,166.6	$1,297.3
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$0.4	$100.4
Finance lease liabilities	9.3	9.6
Operating lease liabilities	5.0	4.0
Convertible debt	199.5	194.7
Accounts payable and accrued expenses	115.3	124.7
Deferred income	57.7	62.9
Total current liabilities	387.2	496.3
Long-term debt	21.4	21.7
Finance lease liabilities	372.0	379.9
Operating lease liabilities	6.1	9.7
Other non-current liabilities	7.1	0.9
Total liabilities	793.8	908.5
Commitments and contingencies
Stockholders' equity:
Class A common stock	0.4	0.5
Class B convertible common stock	0.3	0.3
Additional paid-in capital	415.1	424.7
Accumulated other comprehensive income	2.8	3.0
Accumulated deficit	(45.8)	(39.7)
Total stockholders’ equity	372.8	388.8
Total liabilities and stockholders' equity	$1,166.6	$1,297.3

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2021	2020
OPERATING ACTIVITIES:
Net income	$116.5	$118.2
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of content production assets	18.2	14.9
Depreciation and amortization	37.5	36.4
Other amortization	13.9	13.6
Loss (gain) on equity investments, net	0.8	(2.9)
Stock-based compensation	14.6	24.9
(Benefit from) provision for deferred income taxes	(9.8)	10.1
Other non-cash adjustments	0.8	15.5
Cash provided by (used in) changes in operating assets and liabilities:
Accounts receivable	(74.9)	54.2
Inventory	2.2	(1.6)
Prepaid expenses and other assets	6.3	(21.8)
Content production assets	(12.6)	(19.5)
Accounts payable, accrued expenses and other liabilities	28.0	8.0
Deferred income	(5.2)	7.5
Net cash provided by operating activities	136.3	257.5
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(24.4)	(21.4)
Purchases of short-term investments	(225.3)	(64.3)
Proceeds from sales and maturities of investments	177.3	105.4
Purchase of investment securities	(1.1)	(0.2)
Net cash (used in) provided by investing activities	(73.5)	19.5
FINANCING ACTIVITIES:
Repayment of debt	(100.3)	(3.5)
Repayment of finance leases	(8.0)	(8.2)
Dividends paid	(27.4)	(27.9)
Proceeds from borrowings under Revolving Credit Facility	—	200.0
Taxes paid related to net settlement upon vesting of equity awards	(5.6)	(11.0)
Proceeds from issuance of stock	3.0	2.7
Repurchase and retirement of common stock	(115.6)	—
Net cash (used in) provided by financing activities	(253.9)	152.1
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(191.1)	429.1
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	462.1	90.4
CASH AND CASH EQUIVALENTS, END OF PERIOD	$271.0	$519.5
NON-CASH INVESTING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$10.9	$2.7

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted Net Income

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2021		2020
	As Reported	Adjusted	As Reported	Gain on Investments (1)	Other Adjustments (2)	Adjusted
Operating income	$64.0	$64.0	$63.4	$—	$5.5	$68.9
Interest expense	8.5	8.5	9.2	—	—	9.2
Other income (expense), net	0.3	0.3	7.0	(6.7)	—	0.3
Income before taxes	55.8	55.8	61.2	(6.7)	5.5	60.0
Provision for income taxes	12.3	12.3	13.0	(1.5)	1.2	12.6
Net income	$43.5	$43.5	$48.2	$(5.2)	$4.3	$47.4
Earnings per share - diluted	$0.52	$0.52	$0.57	$(0.06)	$0.05	$0.56

	Nine Months Ended September 30,
	2021			2020
	As Reported	Other Adjustments (2)	Adjusted	As Reported	Gain on Investments (1)	Other Adjustments (2)	Adjusted
Operating income	$175.4	$8.1	$183.5	$172.4	$—	$5.5	$177.9
Interest expense	25.5	—	25.5	26.5	—	—	26.5
Other income (expense), net	0.7	—	0.7	5.1	(2.9)	—	2.2
Income before taxes	150.6	8.1	158.7	151.0	(2.9)	5.5	153.6
Provision for income taxes	34.1	1.8	35.9	32.8	(0.6)	1.2	33.4
Net income	$116.5	$6.3	$122.8	$118.2	$(2.3)	$4.3	$120.2
Earnings per share - diluted	$1.37	$0.07	$1.44	$1.40	$(0.03)	$0.05	$1.42

(1)

During the three-month period ended September 30, 2020, the Company’s consolidated pre-tax results included the impact of $6.7 million of unrealized holding gains primarily related to the value of the Company’s DraftKings investment. During the nine-month period ended September 30, 2020, the Company’s consolidated pre-tax results included a net gain of $2.9 million related to certain equity investments, which included unrealized gains of $14.4 million primarily related to the value of the Company’s DraftKings investment partially offset by $11.5 million of impairment charges. The Company did not recognize any such material net gains or losses, or impairment charges related to its equity investments during the three and nine-month periods ended September 30, 2021

(2)

During the nine-month period ended September 30, 2021, the Company’s consolidated pre-tax results included the impact of $8.1 million in severance expense primarily related to the combination of WWE’s television, digital and studios teams into one organization for a more unified content strategy and more streamlined content production. During the three and nine-month periods ended September 30, 2020, the Company’s consolidated pre-tax results included the impact of $5.5 million in severance expense resulting from a reduction in force due to COVID-19. The Company did not record any such expense during the three-month period ended September 30, 2021

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30, 2021
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$79.2	$3.5	$2.9	$—	$85.6
Live Events	9.1	—	0.2	—	9.3
Consumer Products	7.2	—	0.3	—	7.5
Corporate	(31.5)	6.6	0.4	—	(24.5)
Total	$64.0	$10.1	$3.8	$—	$77.9

	Three Months Ended September 30, 2020
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$94.5	$3.7	$3.5	$—	$101.7
Live Events	(4.4)	—	0.3	—	(4.1)
Consumer Products	5.4	—	0.2	—	5.6
Corporate	(32.1)	6.8	0.9	5.5	(18.9)
Total	$63.4	$10.5	$4.9	$5.5	$84.3

	Nine Months Ended September 30, 2021
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation (2)	Other Adjustments (1)	Adjusted OIBDA
Media	$257.1	$11.0	$10.3	$—	$278.4
Live Events	5.5	—	0.6	—	6.1
Consumer Products	21.3	0.1	1.2	—	22.6
Corporate	(108.5)	20.7	2.5	8.1	(77.2)
Total	$175.4	$31.8	$14.6	$8.1	$229.9

	Nine Months Ended September 30, 2020
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation (2)	Other Adjustments (1)	Adjusted OIBDA
Media	$265.4	$11.4	$18.0	$—	$294.8
Live Events	(12.1)	—	1.2	—	(10.9)
Consumer Products	15.9	—	1.6	—	17.5
Corporate	(96.8)	20.8	4.1	5.5	(66.4)
Total	$172.4	$32.2	$24.9	$5.5	$235.0

(1)

During the nine-month period ended September 30, 2021, the Company recorded $8.1 million in severance expense primarily related to the combination of WWE’s television, digital and studios teams into one organization for a more unified content strategy and more streamlined content production. During the three and nine-month periods ended September 30, 2020, the Company recorded $5.5 million in severance expense resulting from a reduction in force due to COVID-19. The Company’s policy is to include company-wide severance expense within corporate unallocated general and administrative expenses. The Company did not record any such expense during the three-month period ended September 30, 2021

(2)

During the nine-month period ended September 30, 2021, stock compensation expense decreased $10.3 million primarily due to an immediate vesting award in the prior year period as well as, in the current year period, forfeitures arising from the Company’s business restructuring

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$56.9	$116.8	$136.3	$257.5
Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(12.1)	(6.0)	(24.4)	(21.4)
Free Cash Flow	$44.8	$110.8	$111.9	$236.1